Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Media Relations
Scott C. Johnson
+1 331-777-6187
scott.johnson@univarusa.com

Univar Names Chemical Industry Executive and Board

Member Stephen D. Newlin President and CEO;

J. Erik Fyrwald to Take New CEO Position

DOWNERS GROVE, Ill. – May 3, 2016 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced today the appointment of Stephen D. Newlin as President and Chief Executive Officer, effective May 31, 2016. Mr. Newlin has served on the Univar Board of Directors since 2014.

Mr. Newlin, 63, is a deeply accomplished executive with more than 35 years of world-class experience in the chemical industry. He previously served as Chairman, President and Chief Executive Officer of PolyOne Corporation from 2006 - 2014, where he led the company’s transformation into a leading global polymer producer with $4 billion of annual revenues. Mr. Newlin currently serves as Executive Chairman of the Board for PolyOne, a role from which he will be retiring as of May 12, 2016. From 2003 to 2006, Mr. Newlin was President, Industrial Sector at Ecolab, Inc. He previously spent 24 years at Nalco Chemical Company in positions of increasing responsibility. He served as President and Director of Nalco from 1998 to 2001, and was President, Chief Operating Officer, and Vice Chairman from 2000 to 2001. Mr. Newlin currently serves on the boards of directors of The Chemours Company and Oshkosh Corporation.

“I am honored to have been selected to lead Univar,” said Newlin. “I am excited to continue working with this talented and dedicated team in a new leadership capacity to accelerate profitable growth, further develop our leadership team, and deliver service excellence for our customers, all the while building shareholder value.”

Mr. Newlin succeeds Erik Fyrwald, who today announced his voluntary resignation from Univar, effective May 2, 2016, to pursue a new opportunity as Chief Executive Officer for another company. Mr. Newlin will be based at Univar’s corporate headquarters in Downers Grove.

“This was a deeply personal decision because of my sincere fondness for Univar and all of its dedicated and capable employees,” said Fyrwald. “As I look back over the past 4 years as CEO, I am proud of the significant progress we have made together in positioning Univar to grow by strengthening our commercial capabilities, supply chain operations, and services businesses. But, I also make this decision knowing that Univar is in the best of hands with Steve Newlin. During his remarkable career, Steve has repeatedly demonstrated that he has the leadership and experience required to drive greatness within companies, as he has done with PolyOne, and will make a seamless transition into his new leadership role.”

Univar Chairman William S. Stavropoulos added, “Steve is uniquely qualified to lead Univar and has built an impressive record of accomplishment and growth throughout his 37-year career in the chemical and distribution industry. He has also been an effective and highly constructive member of the Board of Directors, demonstrating strategic vision, deep industry insights, and the ability to bring people together. We are grateful to Erik for his strong leadership and many accomplishments while serving as Univar’s CEO and wish him equal success with his new endeavour. At the same time, the Board is very pleased that under Steve’s leadership we will continue to move our company forward to the next level of profitable growth.”

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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